Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(2)
(Form Type)
Broadcom Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $5,000,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (per million)	Amount of Registration Fee

Fees to Be Paid	Debt	4.150% Notes due 2028	Rule 457(r)	$ 875,000,000	99.855%	$ 873,731,250	$ 147.60	$ 128,962.73

	Debt	4.350% Notes due 2030	Rule 457(r)	$1,500,000,000	99.824%	$1,497,360,000	$ 147.60	$ 221,010.34

	Debt	4.550% Notes due 2032	Rule 457(r)	$ 875,000,000	99.739%	$ 872,716,250	$ 147.60	$ 128,812.92

	Debt	4.800% Notes due 2034	Rule 457(r)	$1,750,000,000	99.793%	$1,746,377,500	$ 147.60	$ 257,765.32

TOTAL	—	—	—	$ 5,000,000,000	—	$4,990,185,000		$ 736,551.31